Exhibit 99.1

iParty Corp. Announces Results of its 2008 Annual Meeting of Stockholders

Annual Meeting of Stockholders to be Reconvened on June 27, 2008

DEDHAM, Mass.--(BUSINESS WIRE)--iParty Corp. (AMEX: IPT - news), a party goods retailer that operates 50 iParty retail stores, primarily in the New England region, held its Annual Meeting of Stockholders (“Annual Meeting”) on June 4, 2008. The Company’s stockholders voted to approve the election of Sal V. Perisano, Daniel I. De Wolf, Frank W. Haydu III, Eric Schindler, and Joseph S. Vassalluzzo as directors of the Company, and Robert W. Jevon, Jr. as the Series C Director. Additionally, the Company’s stockholders voted to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for the fiscal year ended December 27, 2008.

Following these votes, the Annual Meeting was adjourned and will be reconvened on June 27, 2008 at 10:00 AM, eastern time, at the Company’s principal executive offices, which are located at 270 Bridge Street, Suite 301, Dedham, Massachusetts 02026. The reconvened meeting will be held for the following purposes: (i) to consider the amendments (the “Amendments”) to the Certificate of the Designations, Powers, Preferences and Rights of the Series B convertible preferred stock (“Certificate of Designations-Series B”) to change the requisite number of shares or holders necessary to amend or waive certain provisions therein and (ii) to consider and act upon such other business as may properly come before the reconvened Annual Meeting.

The decision to adjourn the Annual Meeting and consider the Amendments at the reconvened Annual Meeting was made after the Company reported that, although more than a majority of the votes received were voting in favor of the Amendments, a preliminary tally of the votes for the Amendments indicated that the Amendments would not receive sufficient votes to be approved.

Only holders of record of the Company’s capital stock at the close of business on April 14, 2008, the original record date, remain entitled to vote at the reconvened Annual Meeting.

Stockholders of the Company who have not voted and wish to do so should contact David Robertson at iParty Corp. at (781) 329-3952.

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer that operates 50 iParty retail stores, predominantly in the New England region, and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion.

CONTACT:
iParty Corp.
David Robertson, 781-329-3952